Exhibit (n)(2)

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the inclusion of my name and biographical information in Amendment No. 6 to the Registration Statement on Form N-2 filed by Monroe Capital Corporation with the Securities and Exchange Commission on or about October 5, 2012 and in all subsequent amendments and post-effective amendments or supplements thereto, including the prospectus contained therein, as director of Monroe Capital Corporation, and to all references to me in that connection.

/s/ Robert S. Rubin

Name: Robert S. Rubin

Dated: October 4, 2012